Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of BKV Corporation of our report dated March 6, 2026, except for the effects of an acquisition of a business between entities under common control and the change in the reportable segments discussed in Notes 1 and 19 to the consolidated financial statements, respectively, as to which the date is August 19, 2026, relating to the financial statements, which appears in BKV Corporation's Annual Report on Form 10-K/A for the year ended December 31, 2025. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
Dallas, Texas
August 20, 2026